EXHIBIT 8













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                          COBITZ, VANDENBERG & FENNESSY
                           CETIFIED PUBLIC ACCOUNTANTS
                       9944 South Roberts Road, Suite 202
                           Palos Hills, Illinois 60465

                       (708) 430-4306 - Fax (708) 430-4499


Board of Directors
Midland Federal Savings and
   Loan Association
Midland Capital Holdings Corporation
New Bank
Bridgeview, Illinois

and

Office of Thrift Supervision
Washington, D.C.

         We have been engaged by Midland Federal Savings and Loan Association, Bridgeview, Illinois ("Midland") to report on the appropriate application of generally accepted accounting principles to the specific transaction described below. Our engagement has been conducted in accordance with standards established by the American Institute of Certified Public Accountants.

         We have reviewed the Merger Agreement and Plan of Reorganization between Midland, Midland Capital Holdings Corporation (the "Corporation") and New Bank ("New Bank"). The proposed transaction will involve the formation of Midland Capital Holdings Corporation which will in turn acquire one share of New Bank common stock and thus become the parent holding company for New Bank. New Bank will then merge with and into Midland with Midland becoming the surviving entity. The share of New Bank common stock will be converted into one share of Midland common stock and the new Bank common stock will be canceled and cease to be outstanding. Upon the effective date of the merger, each share of Midland common stock outstanding, with the exception of one share held by the Corporation, shall be converted and exchanged into one share of Corporation common stock.

         Based on our review of the proposed transaction, the appropriate accounting for this transaction is at historical cost in a manner similar to that utilized in a pooling-of-interests, which in our opinion is in accordance with generally accepted accounting principles.

         The ultimate responsibility for the decision on the appropriate application of generally accepted accounting principles rests with the preparers of the financial statements. Our judgement on the appropriate application of generally accepted accounting principles for the described transaction is based solely on the facts provided to us as described above; should these facts and circumstances differ, our conclusion may change.

                                               /s/ Cobitz, VandenBerg & Fennessy
                                                   -----------------------------
                                                   Cobitz, VandenBerg & Fennessy

April 30, 1998
Palos Hills, Illinois